As filed with the U.S. Securities and Exchange Commission on January 22, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Senior Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0912734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

646-822-3700

(Address, including zip code and telephone number, including area code, of principal executive offices)

Amended and Restated New Senior Investment Group Inc.

Nonqualified Stock Option and Incentive Award Plan

(Full title of the plan)

Susan Givens

Chief Executive Officer

1345 Avenue of the Americas

45th Floor

New York, New York 10105

646-822-3700

(Name and address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Joseph A. Coco, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	27,061,219 shares	$4.65	$125,834,668.35	$15,251.16

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding common stock.

(2)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the registrant’s common stock, as reported on the New York Stock Exchange on January 15, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, unless otherwise specified or the context requires otherwise, we use the terms the “Company,” “registrant,” “we,” “us” and “our” to refer to New Senior Investment Group Inc. and its subsidiaries.

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents of the Registrant under File No. 001-36499 (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (other than the financial statements of Holiday AL Holdings LP filed as Exhibit 99.1);

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

(c)

The portions of our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, filed on April 30, 2018, which are incorporated by reference in our above-mentioned Annual Report on Form 10-K;

(d)	Our Current Reports on Form 8-K filed on March 14, 2018, May 16, 2018, June 11, 2018, June 21, 2018, October 15, 2018, November 20, 2018, December 19, 2018, December 21, 2019 and January 3, 2019; and

(e)

The description of our capital stock set forth in our Registration Statement on Form 10, as amended (Commission File No. 001-36499), filed with the Commission on October 16, 2014, including any amendment or report filed for the purpose of updating such description.

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be deemed to be a part of this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the indemnified person and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person is adjudged liable to the corporation unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of certain fiduciary duties as a director, except to the extent such limitation of liability is not permitted under the DGCL.

Our bylaws and certificate of incorporation provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our bylaws and certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, Exhibit 3.1, filed on November 25, 2014).

4.2	Certificate of Designation for the Series A Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, Exhibit 3.1, filed on January 3, 2019).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, Exhibit 3.2, filed on November 25, 2014).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality.

23.1	Consent of Ernst & Young LLP, independent registered accounting firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).

99.1	Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, dated as of January 1, 2019.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on January 22, 2019.

NEW SENIOR INVESTMENT GROUP INC.

By:	/s/ Susan Givens
Name: Susan Givens
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint each of Susan Givens, David Smith and Bhairav Patel to be their lawful attorneys-in-fact and agents with full and several powers of substitution, in their names, places and steads and on their behalves, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Susan Givens Susan Givens	Chief Executive Officer and Director	January 22, 2019

/s/ David Smith David Smith	Executive Vice President, Chief Financial Officer	January 22, 2019

/s/ Bhairav Patel Bhairav Patel	Executive Vice President of Finance and Accounting	January 22, 2019

/s/ Virgis W. Colbert Virgis W. Colbert	Director	January 22, 2019

/s/ Michael D. Malone Michael D. Malone	Director	January 22, 2019

/s/ Stuart A. McFarland Stuart A. McFarland	Director	January 22, 2019

Signature	Title	Date

/s/ David Milner David Milner	Director	January 22, 2019

/s/ Robert F. Savage Robert F. Savage	Director	January 22, 2019

/s/ Cassia van der Hoof Holstein Cassia van der Hoof Holstein	Director	January 22, 2019